                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                             CARNEGIE GROUP, INC.

                                      BY

                           LOGICA ACQUISITION CORP.,

                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                                 LOGICA INC.,

                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                                  LOGICA PLC

                                      AT

                              $5.00 PER SHARE NET


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 4, 1998, UNLESS THE OFFER IS EXTENDED.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of all issued and outstanding Shares on a fully diluted basis. See Introduction and Section 13.


  THE BOARD OF DIRECTORS OF CARNEGIE GROUP, INC., BY THE UNANIMOUS VOTE OF ALL DIRECTORS, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CARNEGIE GROUP, INC. AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE HOLDERS OF SHARES OF CARNEGIE GROUP, INC. ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

  Any holder of Shares desiring to tender all or any portion of such Shares should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates representing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

  A holder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.


                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE

October 7, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION.............................................................    1
  1.  Terms of the Offer.................................................     2
  2.  Acceptance for Payment and Payment for Shares......................     4
  3.  Procedure for Accepting the Offer and Tendering Shares.............     5
  4.  Withdrawal Rights..................................................     8
  5.  Certain Federal Income Tax Consequences............................     8
  6.  Price Range of the Shares; Dividends...............................     9
  7.  Effect of the Offer on the Market for the Shares; Stock Quotation;
       Exchange Act Registration; Margin Regulations.....................    10
  8.  Certain Information Concerning the Company.........................    11
  9.  Certain Information Concerning Purchaser, Parent and Logica plc....    13
  10. Background of the Offer; Contacts with the Company.................    17
            Purpose of the Offer and Merger; The Merger Agreement and the
  11. Tender Agreements..................................................    19
  12. Source and Amount of Funds.........................................    31
  13. Certain Conditions of the Offer....................................    31
  14. Dividends and Distributions........................................    33
  15. Certain Legal Matters..............................................    33
  16. Fees and Expenses..................................................    35
  17. Miscellaneous......................................................    35
      Annex I--Information with Respect to Directors
       and Executive Officers of Purchaser and Parent....................   I-1
      Annex II--Information with Respect to Directors
       and Executive Officers of Logica plc..............................  II-1

To the Holders of Common Stock of Carnegie Group, Inc.:

                                 INTRODUCTION

  Logica Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Logica Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Carnegie Group, Inc., a Delaware corporation (the "Company"), at a purchase price of not less than $5.00 per Share, net to the seller in cash without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Parent has formed Purchaser in connection with the Offer and the Merger Agreement (as such term is hereinafter defined). Parent is a wholly owned subsidiary of Logica plc, a public limited company organized under the laws of England ("Logica plc" and, together with its subsidiaries, "Logica"). For information concerning Purchaser, Parent and Logica plc, see Section 9.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 30, 1998 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), (i) each Share not beneficially owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent immediately prior thereto (other than those Shares held in the treasury of the Company and Shares held by holders who perfect any appraisal rights that they may have under Delaware law) will be canceled and retired and be converted into the right to receive in cash an amount per Share equal to the highest price per Share paid by Purchaser pursuant to the Offer, without interest thereon (the "Merger Consideration"), and (ii) the Company will become a wholly owned subsidiary of Parent. For a discussion of the terms of the Merger Agreement, see Section 11.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY THE UNANIMOUS VOTE OF ALL DIRECTORS, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE COMPANY BOARD HAS RECEIVED THE OPINIONS OF UPDATA CAPITAL, INC. ("UPDATA") AND PARKER/HUNTER INCORPORATED ("PARKER/HUNTER"), THE COMPANY'S FINANCIAL ADVISORS, THAT THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. COPIES OF THE OPINIONS OF UPDATA AND PARKER/HUNTER ARE CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO HOLDERS OF SHARES CONTEMPORANEOUSLY HEREWITH, AND HOLDERS OF SHARES ARE URGED TO READ THE OPINIONS IN THEIR ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND PROCEDURES FOLLOWED BY UPDATA AND PARKER/HUNTER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM SHARE CONDITION"). SEE SECTION 13 FOR OTHER CONDITIONS OF THE OFFER. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 4, 1998, UNLESS THE OFFER IS EXTENDED.

  The Company has represented to Parent and Purchaser that (i) as of October 1, 1998, there were 6,556,424 Shares issued and outstanding, and, since October 1, 1998, no additional Shares have been issued other than pursuant to the exercise of Options outstanding on October 1, 1998, and (ii) as of the date hereof, there are 1,563,876 Shares issuable upon the exercise of outstanding stock options granted pursuant to the Company's employee stock option plans (the "Options").

  Pursuant to the Merger Agreement, immediately prior to the Effective Time, the Company will take all necessary actions so that each Option which is outstanding (whether or not exercisable) and which has not been exercised or canceled prior thereto will be surrendered to Parent and will be forthwith canceled. Upon cancellation, the holder of an Option will be entitled to receive in settlement thereof a payment from the Company equal to the product of (i) the total number of Shares subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option. See Section 11.

  Based on the foregoing, Purchaser believes that approximately 4,060,151 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Share Condition to be satisfied.

  Promptly after the purchase of Shares pursuant to the Offer and if required by Delaware law, the Company has agreed to convene a meeting of its stockholders to consider and vote upon the approval of the Merger. At such meeting, Purchaser and Parent have agreed that all of the Shares then beneficially owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent will be voted in favor of the Merger. Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the Shares is required to approve the Merger. If the Minimum Share Condition is satisfied, Purchaser will own a majority of the Shares and, accordingly, will have sufficient voting power to effect the approval of the Merger by holders of Shares without the affirmative vote of any other such holder.

  At the Company's request, Purchaser is forwarding with the Offer the Company's letter to holders of Shares (the "Letter to Holders") and its
Schedule 14D-9 filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of which includes information concerning the position of the Company Board with respect to the Offer and the Merger. The Schedule 14D-9 also contains certain information pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (the "Rule 14f-1 Information"), which is being furnished in connection with the possible designation by Parent, in accordance with the Merger Agreement, of persons to be elected or appointed to the Company Board. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the Letter to Holders, the Schedule 14D-9 or the Rule 14f-1 Information (other than information provided by Parent or Purchaser). See Section 11.

  Tendering holders will not be obligated to pay brokerage commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, certain tendering holders or other payees who fail to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such holders or other payees pursuant to the Offer. See Section 3. Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), Donaldson, Lufkin & Jenrette Securities Corporation, as Dealer Manager (in such capacity, the "Dealer Manager"), and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

  The directors and executive officers of the Company who beneficially own Shares have agreed pursuant to Tender Agreements dated September 30, 1998 to tender all such Shares pursuant to the Offer. As of the date hereof, such directors and executive officers beneficially owned an aggregate of 1,200,976 Shares, representing approximately 18.3% of the outstanding Shares.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH HOLDERS OF SHARES ARE URGED TO READ CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and thereby purchase, all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, November 4, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. For purposes of this Offer, the term "business day" shall have the meaning set forth in Rule 14d-1(c)(6) promulgated under the Exchange Act.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM SHARE CONDITION AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 13.

  Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to modify the terms and conditions of the Offer in accordance with the terms of the Merger Agreement by giving oral or written notice of such modification to the Depositary. If the conditions of the Offer are not satisfied prior to the Expiration Date, Purchaser, subject to the terms of the Merger Agreement, may (i) decline to accept for payment, or purchase or pay for, any of the Shares tendered and terminate the Offer, (ii) extend the Offer and retain the Shares (subject to withdrawal rights as set forth in Section 4) which have been tendered during the period for which the Offer is extended, or (iii) waive any one or more of the conditions of or otherwise amend the Offer. There can be no assurance that Purchaser will exercise its right to extend the Offer or waive any of the conditions of the Offer.

  Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15 or in order to comply, in whole or in part, with any applicable law, (ii) terminate the Offer and not accept for payment or pay for any Shares, upon the occurrence of any of the conditions specified in Section 13, and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary. As set forth in the Merger Agreement, Purchaser has agreed that it will not amend the Offer to decrease the Offer Price, to change the consideration offered to holders of Shares into a form other than cash, to change (other than to waive) the Minimum Share Condition or the other conditions set forth in the Merger Agreement, or to reduce the maximum number of Shares to be purchased in the Offer. See Section 13.

  Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

  Purchaser expressly reserves the right, at any time or from time to time, in its sole discretion (but subject to the terms and conditions of the Merger Agreement) to extend for any reason the period during which the Offer is open, including by reason of the occurrence of any of the conditions specified in
Section 13, by giving oral or written notice of such extension to the Depositary. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of the tendering holder to withdraw such holder's Shares. See Section 4.

  Any extension, delay in acceptance for payment or payment, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  Subject to the terms and conditions of the Merger Agreement, if Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought (other than increases of not more than two percent of the outstanding Shares), will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum period of ten business days from the date of such change is generally required to allow for adequate dissemination to securityholders. Accordingly, subject to the terms and conditions of the Merger Agreement, if, prior to the Expiration Date, Purchaser increases (other than increases of not more than two percent of the outstanding Shares) or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and, if, at the time notice of any such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business-day period.

  Pursuant to the Merger Agreement, the Company has agreed to furnish promptly to Purchaser a list of names and addresses of all record holders of Shares and a security position listing of Shares held in stock depositories, each as of a recent date, and to promptly furnish Purchaser with such additional information, including updated lists of shareholders, mailing labels and security position listings, and such other assistance as Purchaser or its agents may reasonably request. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished to brokers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase, and will pay for, Shares validly tendered prior to the Expiration Date (and not withdrawn pursuant to Section 4) as soon as practicable after the latest of (i) the Expiration Date, and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of all conditions to the Offer. See Sections 13 and 15.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as such term is hereinafter defined), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering holders at different times if delivery of Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and not withdrawn pursuant to Section 4 if, as and when Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering holders of Shares for purposes of receiving payments from Purchaser and transmitting such payments to the tendering holders whose Shares have been accepted for payment.

  If Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, subject to Rule 14e-1(c) promulgated under the Exchange Act, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering holders of Shares are entitled to withdrawal rights as set forth in Section 4. Purchaser will pay any stock transfer taxes incident to the transfer and sale to it or its order of Shares pursuant to the Offer, except as otherwise provided in Instruction 7 to the Letter of Transmittal, as well as charges and expenses of the Depositary.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates representing more Shares than are tendered are submitted to the Depositary, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering holder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased pursuant to the Offer whether or not such Shares have been tendered prior to such increase in consideration.

  Purchaser reserves the right, in its sole discretion, to transfer or assign to one or more of its affiliates, in whole or in part, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

  Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for such Shares must be received by the Depositary, together with the Letter of Transmittal (or facsimile thereof), at such address, or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure, as described below, must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer

Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution") which is a participant in an approved Signature Guarantee Medallion Program, unless the Shares tendered thereby are tendered (i) by a registered holder of such Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a certificate for Shares is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or a certificate for Shares not accepted for payment or not tendered is to be returned, to a person other than the registered holder, then such certificate for Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on such certificate for Shares, with the signatures on such certificate or stock powers guaranteed by an Eligible Institution which is a participant in an approved Signature Guarantee Medallion Program, as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a holder of Shares desires to tender such Shares pursuant to the Offer and such holder's certificates evidencing such Shares are not immediately available, or if the procedure for book-entry transfer cannot be completed on a timely basis, or such holder cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

    (i) such tender is made by or through an Eligible Institution; and

   (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for all physically delivered Shares in proper form for transfer, or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as described above, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), any required signature guarantees, or an Agent's Message, and any other required documents are received by the Depositary within three National Association of Securities Dealers, Inc. Automated Quotation System (the "Nasdaq Stock Market") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or of a Book-Entry Confirmation relating to such Shares, (ii) either a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message, and (iii) any other required documents.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER OF SHARES, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT

REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Appointment as Proxy. BY EXECUTING A LETTER OF TRANSMITTAL OR BY CAUSING THE TRANSMISSION OF AN AGENT'S MESSAGE AS SET FORTH ABOVE, A TENDERING HOLDER OF SHARES IRREVOCABLY APPOINTS DESIGNEES OF PURCHASER AS HIS PROXIES, WITH FULL POWER OF SUBSTITUTION IN THE MANNER SET FORTH IN THE LETTER OF TRANSMITTAL, TO THE FULL EXTENT OF SUCH HOLDER'S RIGHTS WITH RESPECT TO THE SHARES TENDERED BY SUCH HOLDER AND ACCEPTED FOR PAYMENT BY PURCHASER AND WITH RESPECT TO ANY AND ALL OTHER SHARES OR OTHER SECURITIES ISSUED OR ISSUABLE IN RESPECT OF SUCH SHARES ON OR AFTER THE DATE OF THE MERGER AGREEMENT. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such appointment, all prior proxies given by such holder (with respect to such Shares and such other Shares and securities) will be revoked, without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such holder (and, if given or executed, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they in their sole discretion may deem proper at any annual or special meeting of holders of Shares or any adjournment or postponement thereof, by written consent in lieu of such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive or amend any of the conditions of the Offer (subject to the terms and conditions of the Merger Agreement) or any defect or irregularity in the tender of any Shares of any holder, whether or not similar defects or irregularities are waived in the case of other holders of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, Logica plc, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty that (i) such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4.

  The acceptance for payment of Shares by Purchaser pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Federal Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS OF CASH PURSUANT TO THE OFFER, A TENDERING HOLDER OF SHARES MUST PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH HOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF A HOLDER OF SHARES DOES NOT PROVIDE SUCH HOLDER'S CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE (THE "IRS") MAY IMPOSE A PENALTY ON SUCH HOLDER AND THE PAYMENT OF CASH TO SUCH HOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING OF 31%. ALL HOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION

EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO PURCHASER AND THE DEPOSITARY). CERTAIN HOLDERS OF SHARES (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. SEE SECTION 5 AND INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

  4. WITHDRAWAL RIGHTS. Except as otherwise stated in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 5, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering holders are entitled to, and duly exercise, withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificates evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering holder must also submit the serial numbers shown on the particular certificates representing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution which is a participant in an approved Signature Guarantee Medallion Program, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. None of Parent, Purchaser, Logica plc, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

  Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by again following one of the procedures described in Section 3.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or pursuant to the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss upon such exchange equal to the difference between such holder's adjusted tax basis in the Shares sold in the Offer and the amount of cash received in exchange therefor. Such gain or loss generally will be capital gain or loss for federal income tax purposes if the Shares were held as capital assets.

  Under the Internal Revenue Code of 1986, as amended (the "Code"), the maximum marginal federal income tax rate applicable to net capital gain (the excess of net long-term capital gain over net short-term capital loss) recognized by individuals is 20%; for corporate taxpayers, the maximum marginal federal income tax rate applicable to net capital gain is 35%. Excess short-term and long-term capital losses may be deducted by a noncorporate taxpayer against ordinary income only in an amount not to exceed $3,000 in any year; capital losses are deductible by corporations only against capital gains.

  The foregoing discussion may not apply to Shares acquired by a holder pursuant to an employee stock plan or otherwise as compensation, to holders who are not citizens or residents of the United States or to other categories of holders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies and tax-exempt entities.

  A holder of Shares (other than certain exempt holders) who tenders Shares may be subject to 31% backup federal income tax withholding unless the holder provides such holder's TIN and certifies that such TIN is correct or properly certifies that such holder is awaiting a TIN. A holder of Shares who does not furnish such holder's TIN may be subject to a penalty imposed by the IRS. Each holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. See Section 3.

  If backup withholding applies, the payor is required to withhold 31% from payments. This is not an additional tax; the amount of the backup withholding can be credited against the tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained upon filing an income tax return.

  THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER IS INCLUDED FOR GENERAL INFORMATION ONLY. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THE TAX LAWS UNDER THE CODE.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS. The Shares are traded and are reported in the Nasdaq National Market under the symbol "CGIX". The following table sets forth, for the periods indicated, the high and low sales quotations per Share for which such quotations were reported by the Nasdaq National Market.

                                                                     PRICE
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
YEAR ENDED DECEMBER 31, 1996
  First Quarter................................................ $10 1/4 $ 6 5/8
  Second Quarter...............................................  10 3/4   8 1/4
  Third Quarter................................................   8 3/4   5
  Fourth Quarter...............................................   8 1/2   5 1/4
YEAR ENDED DECEMBER 31, 1997
  First Quarter................................................ $ 7 3/4 $ 5 3/8
  Second Quarter...............................................   7 3/4       5
  Third Quarter................................................       8   6 1/2
  Fourth Quarter...............................................       8 2 13/16
YEAR ENDED DECEMBER 31, 1998
  First Quarter................................................ $     4 $ 2 3/4
  Second Quarter............................................... 4 15/32   3 1/8
  Third Quarter................................................   3 3/4   1 1/2
  Fourth Quarter (through October 5, 1998)..................... 4 11/16  4 1/16

  On September 30, 1998, the last full trading day prior to the date of the first public announcement of the Purchaser's intention to commence the Offer and the last full trading day prior to the commencement of the Offer, the last reported high and low sales quotations per Share on the Nasdaq National Market were $2 3/4 and $2 9/16, respectively. Holders of Shares are urged to obtain a current market quotation for the Shares.

  According to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1997 (the "1997 10-K"), the Company has never declared or paid cash dividends and has no intention to pay any cash dividends in the foreseeable future.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS. Purchaser currently anticipates that, as a result of the purchase of Shares pursuant to the Offer, the number of Shares that might otherwise trade publicly, and the number of holders of those Shares, will be substantially reduced. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. Depending upon the subsequent aggregate market value and price per Share of any Shares not purchased pursuant to the Offer and the aggregate number of outstanding Shares following consummation of the Offer, the Shares may no longer qualify for inclusion on the Nasdaq National Market. According to guidelines published by the NASD, the NASD requires that, to continue to be designated for inclusion in the Nasdaq National Market, an issuer must comply with all of the requirements under one of two maintenance standards. Under the first maintenance standard, an issuer must have (i) at least 750,000 publicly held shares with a market value of at least $5,000,000, held by at least 400 shareholders of round lots, (ii) net tangible assets of at least $4,000,000, (iii) shares with a minimum bid price of $1.00, and (iv) at least two registered and active market makers. Under the second maintenance standard, an issuer must have (i) at least 1,100,000 publicly held shares with a market value of at least $15,000,000, held by at least 400 shareholders of round lots, (ii) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (iii) shares with a minimum bid price of $5.00, and (iv) at least four registered and active market makers.

  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, price and other quotations regarding the shares are no longer reported by the Nasdaq National Market, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors. Neither Parent, Purchaser nor Logica plc can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or the marketability of the Shares or whether it would cause future market prices to be greater or less, on a per share basis, than the Merger Consideration.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission at any time at which the Shares are not listed on a national securities exchange or there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy statement in connection with meetings of holders of Shares, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 with respect to "going private" transactions, no longer applicable with respect to the Shares or the Company, as the case may be. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or even eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting on the Nasdaq Stock Market or for continued inclusion on the Federal Reserve Board's (as such term is hereinafter defined) list of margin securities. Parent, Purchaser and Logica plc intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for such termination of registration are met.

  Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, might become ineligible as collateral for margin loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other publicly available information and is qualified in its entirety by reference thereto. Although neither Parent, Purchaser nor Logica plc has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue, each of Parent, Purchaser and Logica plc disclaims any and all responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or Logica plc as of the date of this Offer to Purchase.

  The Company is a Delaware corporation with its principal executive offices located at Five PPG Place, Pittsburgh, PA 15222. According to the Company's 1997 10-K, the Company provides business and technical consulting, client/server and Internet-based custom software development, third-party package implementation and systems integration services with a focus on two business areas in the information technology professional services marketplace: customer interaction and logistics, planning and scheduling.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to holders of Shares and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such materials should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Such materials should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  Selected Summary Financial Information. Set forth below is certain selected historical consolidated financial information relating to the Company and its subsidiaries, which has been excerpted or derived from information contained in the 1997 10-K and the Company's Quarterly Reports on Form 10-Q for the six month periods ended June 30, 1998 and June 30, 1997, as filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and other documents and all the financial statements and related notes contained therein.

                     CARNEGIE GROUP, INC. AND SUBSIDIARIES
              SELECTED SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                SIX MONTHS                     FISCAL YEAR
                              ENDED JUNE 30,               ENDED DECEMBER 31,
                          ------------------------ -----------------------------------
                             1998         1997        1997        1996        1995
                          -----------  ----------- ----------- ----------- -----------
                          (UNAUDITED)  (UNAUDITED)
INCOME STATEMENT
 INFORMATION
  Total Revenues........  $16,160,150  $14,989,925 $29,406,261 $28,409,048 $25,650,308
  Total Costs and
   Expenses.............   18,229,987   13,818,288  29,954,868  26,108,632  22,803,188
  Income (loss) before
   income taxes.........   (1,786,901)   1,510,058     181,959   2,927,943   2,849,103
  Net income (loss).....   (2,060,379)     909,756     109,592   3,360,156   4,676,029
  Basic earnings (loss)
   per share............        (0.32)        0.14        0.02        0.54        0.99
BALANCE SHEET (AT END OF
 PERIOD)
  Working Capital.......  $13,711,567  $20,690,884 $18,794,981 $19,793,418 $16,139,276
  Total Assets..........   27,411,668   30,438,785  29,590,804  28,489,255  24,988,635
  Total Liabilities.....    5,455,313    5,732,135   5,520,724   4,850,887   5,259,444
  Stockholders' Equity..   21,956,355   24,706,650  24,070,080  23,638,368  19,729,191

  Financial Projections. In the course of the discussions between Logica and the Company that led to the execution of the Merger Agreement, the Company provided Logica with certain information which Logica believes is not publicly available. Such information included projections of the Company's fiscal 1998 and fiscal 1999 operating performance. The Company does not as a matter of course make public either estimates of its annual results prior to the completion of its audit or projections as to future performance or earnings, and such estimated and projected information set forth below are included in this Offer to Purchase only because the information was provided to Logica.

                     CARNEGIE GROUP, INC. AND SUBSIDIARIES
              SELECTED SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDING
                                             -----------------------------------
                                             DECEMBER 31, 1998 DECEMBER 31, 1999
                                             ----------------- -----------------
                                                (ESTIMATED)       (ESTIMATED)
                                                (UNAUDITED)       (UNAUDITED)
Total Revenues..............................      $33,560           $40,000
Total Costs and Expenses....................       32,110            35,850
Income (loss) before income taxes...........         (452)            4,710
Net income (loss)...........................       (1,304)            2,738
Basic earnings (loss) per share.............        (0.19)             0.37

  The Company's 1998 and 1999 projections referred to in the table above (the "1998 Projections" and "1999 Projections," respectively) were developed by the Company's management and were predicated on management's assumptions with respect to certain macroeconomic conditions and operating expenses for fiscal 1998 and fiscal 1999, without giving effect to the Offer, the Merger or to any action to be taken by Logica or the Company, as the surviving corporation of the Merger, after the Effective Time. For purposes of calculating earnings per Share shown in the table above for fiscal 1998 and fiscal 1999, the Company assumed that there were outstanding 6,909,000 and 7,400,000 Shares, respectively.

  The 1998 Projections and 1999 Projections were prepared by the Company's management in the ordinary course of the Company's quarterly forecasting process. The Company informed Logica that the 1998 Projections take into account revenue backlog at June 30, 1998 and assume a normal rate of conversion of the Company's current pipeline opportunities to deliver revenue for the balance of the year. The 1998 Projections also assume the continuation of the Company's business with existing key customers at similar levels.

  The Company informed Logica that the 1999 Projections assume: (i) a revenue growth rate of 20% over fiscal 1998 based on the continued expansion of business with existing customers, the acquisition by the Company of accounts with new customers, an increase in business from the Company's strategic alliance program and inflationary increases in billing rates, (ii) unchanged overhead costs, with the exception of sales and marketing costs, which were assumed to generally rise in line with the increase in revenue, (iii) no significant changes in the level of research and development or capital expenditures, and (iv) the surplus facilities in Pittsburgh would be subleased by the end of fiscal 1998.

  The foregoing information was not prepared with a view toward complying with published guidelines of the Commission regarding projections or forecasts or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements. While presented with numerical specificity, the projections necessarily reflect numerous assumptions (not all of which were stated in the projections and not all of which were provided to Parent), including assumptions with respect to industry performance, general business and economic conditions and the availability and cost of capital, many of which are inherently uncertain and/or beyond the Company's control. Accordingly, the foregoing projections are not necessarily indicative of future performance of the Company, which may be significantly more favorable or less favorable than as set forth above. Although the projections were one of many factors considered, they were not material to the decision of Logica plc, Parent and Purchaser to proceed with the Offer. The inclusion of this information should not be regarded as an indication that Logica plc, Parent, Purchaser, Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to Parent (in such capacity, "DLJ"), or anyone who received the information considered it a reliable predictor of future events, and this information should not be relied on as such. Because the foregoing projections are inherently subject to uncertainty, none of Parent, Purchaser, Logica plc, DLJ, the Company or anyone to whom the information was provided assumes any responsibility for the validity, reasonableness, accuracy or reliability of such information, and the Company has made no representations to Parent, Purchaser or Logica plc regarding any such information.

  9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND LOGICA PLC. Founded in the United Kingdom in 1969, Logica plc is a leading international computer consultancy, systems integration and software company. The mission of Logica plc and its subsidiaries, including Parent, is to help leading organizations worldwide achieve their business objectives through the use of information technology by providing an all-embracing service from consultancy through systems development, design and integration to applications management, support and end user training. Logica plc provides information technology services concentrating on (a) the marketing, design, production, integration and maintenance of custom built software and associated hardware systems; (b) consultancy, applications management and project management in the field of information technology; and (c) the design, development, implementation and marketing of software products and the re-usable elements of applications software called systems kernels. Logica's customers are global organizations who view information technology as a mission-critical element of their own business and key to their success and market differentiation. With a workforce of approximately 6,500 employees from offices in 23 countries worldwide, Logica's customer base covers a wide range of market sectors including finance, telecommunications, energy and utilities, industry, civil government, defense, transport and space.

  None of Logica plc, Parent or Purchaser is subject to the information filing requirements of the Exchange Act, and, accordingly, none of Logica plc, Parent or Purchaser files reports or other information with the Commission relating to its business, financial condition or other matters. Set forth below is certain selected consolidated financial information relating to Logica for the fiscal years ended June 30, 1998, 1997 and 1996. The selected consolidated financial information is denominated in pounds sterling and prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"). UK GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). Immediately following the summary consolidated financial information of Logica plc and its subsidiaries set forth below is a brief summary of certain differences between UK GAAP and US GAAP. Logica has not examined whether adjustments necessary to conform its Financial Statements to US GAAP would be material.

The financial statements of Logica for the fiscal years ended June 30, 1998, 1997 and 1996 (the "Financial Statements") have been filed with the Commission as Exhibit (a)(9) to the Schedule 14D-1 and are incorporated herein by reference. The Financial Statements may be inspected at the Commission's public reference facilities in Washington D.C., and copies thereof may be obtained from such facilities upon payment of the Commission's customary charges, in the manner set forth in Section 8 above, under "Available Information" (although they will not be available at the regional offices of the Commission). Set forth below is certain summary financial information excerpted or derived from the Financial Statements of Logica. Such summary information is qualified in its entirety by reference to the Financial Statements and all the financial information and related notes contained therein.

                          LOGICA PLC AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
          (IN THOUSANDS OF POUNDS STERLING(1), EXCEPT PER SHARE DATA)

                                               FISCAL YEAR ENDED JUNE 30,
                                         --------------------------------------
                                             1998         1997         1996
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
                                         ------------ ------------ ------------
INCOME STATEMENT DATA
Amounts in accordance with UK GAAP
  Turnover..............................    472,957     338,465      284,810
  Operating Profit......................     39,643      27,669       23,638
  Profit on ordinary activities before
   interest.............................     40,358      28,182       24,162
  Profit on ordinary activities before
   Taxation.............................     41,825      28,148       24,710
  Profit attributable to shareholders...     29,971      19,333       16,580
PER SHARE DATA
Amounts in accordance with UK GAAP
  Earnings per ordinary share -
    pence(2)............................       42.3        31.0         27.1
BALANCE SHEET DATA (AT END OF PERIOD)
Amounts in accordance with UK GAAP
  Net current assets....................     49,543      42,226       41,139
  Total assets..........................    236,363     154,903      127,989
  Total liabilities.....................   (153,488)    (91,666)     (57,649)
  Shareholders' funds...................     82,875      63,237       70,340

--------
(1) Logica plc publishes its consolidated financial statements in Pounds Sterling. The United States Dollar exchange rate based on the London closing mid-rates for Pounds Sterling to Dollars, expressed in $1 per (Pounds)1, for the fiscal dates indicated, are as follows and are based on published financial sources:

                                                     YEAR
                                                     END    YEAR   YEAR   YEAR
                                                     RATE   HIGH   LOW   AVERAGE
                                                    ------ ------ ------ -------
   Fiscal Year ended 6/30/96....................... 1.5537 1.6074 1.4965 1.5470
   Fiscal Year ended 6/30/97....................... 1.6641 1.7114 1.5375 1.6147
   Fiscal Year ended 6/30/98....................... 1.6686 1.7064 1.5782 1.6466

(2) The weighted average number of shares outstanding during the fiscal years ended June 30, 1996, 1997 and 1998 were 61,263,881, 63,844,408 and
    70,829,354, respectively.

  Certain Differences Between UK GAAP and US GAAP. UK GAAP differs in certain significant respects from US GAAP. The principal differences, which management of Logica plc believes may have a material impact on Logica, are summarized below. Given the inherent differences between UK GAAP and US GAAP, the financial statements presented under UK GAAP are not presented fairly, in all material respects, under US

GAAP. Logica has not quantified these differences, nor prepared consolidated financial statements under US GAAP, nor undertaken a reconciliation of UK GAAP and US GAAP financial statements. Had Logica undertaken any such quantification or preparation or reconciliation, other potentially significant accounting and disclosure differences might have come to their attention, which are not identified below. Accordingly, Logica can provide no assurance that the identified differences in the summary below represent all the principal differences relating to Logica. Further, no attempt has been made to identify future differences between UK GAAP and US GAAP as the result of prescribed changes in accounting standards. Regulatory bodies that promulgate UK GAAP and US GAAP have significant ongoing projects that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between UK GAAP and US GAAP that may affect the financial statements as a result of transactions or events that may occur in the future. Although UK GAAP differs in certain significant respects from US GAAP, Logica believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because the Offer is for cash and any such difference would not affect the ability of Logica to pay for the Shares to be acquired pursuant to the Offer. In this regard, as set forth in the Financial Statements, Logica has sufficient funds in its working capital accounts and existing lines of credit to pay for the Shares to be acquired pursuant to the Offer and the Merger.

  Software Revenue Recognition. It is the policy of Logica to recognize revenue on the sale of software products to customers on a milestone basis as follows: 40% on receipt of order from the customer; 40% on delivery to the customer; and 20% on final customer acceptance. Under US GAAP, if the sale of software requires significant production, modification or customization then the entire arrangement must be accounted for under contract accounting. Under contract accounting, four criteria must be satisfied before revenue can be recognized: (i) persuasive evidence that an arrangement exists; (ii) delivery has occurred; (iii) the vendor's fee is fixed or determinable; and (iv) collectibility is probable.

  Software Development Costs. It is the policy of Logica to write off software development costs in the year in which they are incurred unless they are to be reimbursed by third parties. Under US GAAP, costs associated with the development of software products to be sold or otherwise marketed should be capitalized subsequent to the establishment of technological feasibility up until the product's general release. These costs should then be amortized over the estimated economic life of the software product.

  Goodwill and US Purchase Accounting. Under US GAAP and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. However, US GAAP also requires value to be assigned to any separately identifiable intangible assets--which would be amortized over their estimated useful lives not to exceed 40 years--and to acquired in-process research and development which would be written off to the profit and loss account in the period of the acquisition. If part of the purchase consideration is contingent on a future event, then under UK GAAP an estimate of the amount is included as part of the cost at the date of acquisition. This estimate is revised each year until the eventual outcome is certain. Under US GAAP, this cost is not recognized until the contingency is resolved or the amount is determinable. US GAAP requires goodwill to be recognized as an asset and amortized over its estimated useful life not to exceed 40 years. Under UK GAAP, for the years ended through June 30, 1998, goodwill may be written off directly against reserves. For the year ending June 30, 1999 onwards, UK GAAP requires goodwill and any separately unidentifiable intangible assets to be recognized as an asset and amortized over its estimated useful life. There is a rebuttable presumption this does not exceed 20 years. This presumption can be rebutted and a useful life can be regarded as infinite, but only in certain rare circumstances. Under transitional arrangements, goodwill previously eliminated against reserves may be reinstated as a prior year adjustment, or remain eliminated against reserves.

  Deferred Taxation. Under UK GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future. Deferred tax assets are generally not recognized under UK GAAP unless they are expected to be recovered in the foreseeable future or, if relating to losses, where recovery can be assumed beyond reasonable doubt (usually one year from the balance sheet date). Under US GAAP, deferred tax assets and liabilities are recognized in full and any net deferred tax assets are then assessed for probable recoverability. As long as it is more likely than not that sufficient future taxable income will be available to utilize the deferred tax assets, no valuation allowance is provided.

  Other Post-retirement Benefits. In respect of other post-retirement benefit obligations, US GAAP applies the principles of accounting for pensions which requires the present value of the benefit obligation to be determined using a current market discount rate and the plan assets to be valued on a market or market-related basis. UK GAAP permits the benefit obligation to be discounted at a long-term risk-adjusted rate and the plan assets to be valued on an actuarial basis.

  In addition to the difference in discount rates, the amortization procedure under US GAAP applies a corridor approach for recognizing gains and losses in the determination of periodic pension expense. Under UK GAAP, actuarial gains and losses are amortized normally over the expected remaining service lives without such corridor approach. Additionally, for UK funding and accounting purposes, it is satisfactory to carry out actuarial valuation on a three-year interval, whereas annual valuations are required under US GAAP.

  Cash Flow Statements. The definition of "cash flow" differs between UK and US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which is comprised of cash in hand and repayable on demand and overdrafts. Under US GAAP, cash flow represents increases or decreases in "cash and cash equivalents," which include short term highly liquid investments with original maturities of less than 90 days, and exclude overdrafts.

  There are also certain differences in classification of items within the cash flow statement between UK and US GAAP. Under UK GAAP, cash flows are presented in the following categories: (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources; and (viii) financing. Under US GAAP, cash flows are segregated into operating, investing and financing activities.

  Cash flows from taxation, returns on investments and servicing of finance would be, with the exception of any interest paid but capitalized, included as operating activities under US GAAP. The payment of any dividends would be included under financing activities and any capitalized interest would be included under investing activities for US GAAP purposes. Additionally, under US GAAP cash flows from the purchase and sale of tangible fixed assets and the sale of debt and equity investments would be shown within investing activities.

  Earnings Per Share. Under UK GAAP, earnings per share is determined based upon the weighted average number of shares of ordinary stock in issue during the respective periods, and a fully diluted calculation is provided only if materially different from the undiluted amount. In addition, the average number of shares issued in prior years is restated to reflect the bonus element of any rights issue of shares in the current year. Under US GAAP, the calculation of net income per share includes the dilutive effect of the assumed exercise of certain outstanding share options.

  Current Assets and Liabilities. Current assets under UK GAAP include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Provisions for liabilities and charges under UK GAAP include amounts due within one year, which would be reclassified to current liabilities under US GAAP.

  Classification of Leases. Differences can arise upon the determination of whether a lease is a finance lease or an operating lease. Under UK GAAP, a lease is classified as a finance lease when the lessee has substantially all the risks and rewards associated with the ownership of the asset, other than the legal title. Under US GAAP, one of the following four criteria must be met to classify a lease as a capital lease; (i) the lease transfers ownership of the property to the lessee by the end of the lease term, (ii) the lease contains a bargain purchase option, (iii) the lease term is equal to 75% or more of the estimated economic life of the leased property or (iv) the present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90% of the fair value of the leased property.

  Ordinary Dividends. Under UK GAAP, final ordinary dividends are provided for in the fiscal year in respect of which they are recommended by the board of directors for approval by the shareholders. Under US GAAP, such dividends are not provided for until declared by the board of directors.

  Accounting for Associates. Under US and UK GAAP, the equity method of accounting is used to account for associates. However, under US GAAP, the investor presents its share of the associate's profits and losses at a post-tax level whereas under UK GAAP the investor's share of the associate's profits and losses are presented pre-tax with its share of the associate's tax shown separately.

  Employee Stock Compensation. Under US GAAP, entities have a choice of methods for determining the costs of benefits arising from employee stock compensation plans, being either the "intrinsic value" method or a fair value method. Under the "intrinsic value" method, compensation cost is the difference between the market price of the stock at the measurement date and the price to be contributed by the employee. Under the fair value method, compensation cost is based on the estimated fair value of the option at date of grant using an option pricing model which considers: the stock price at grant date, the exercise price and expected life of the option, expected price volatility, expected dividend yield and a risk-free interest rate. Under UK GAAP, except for options issued under Inland Revenue approved employee save as you earn (SAYE) schemes, compensation cost is the difference between the market value of the shares at the date of grant of the conditional award less any contribution that the employee is required to make.

  Employee Share Option Plans (ESOPs). Under US GAAP, shares purchased by, and held within an ESOP are shown at cost as a debit balance within equity and described as "unearned ESOP shares." For ESOP shares which are committed to be released to compensate employees, the sponsoring company recognizes a compensation cost equal to the fair value of the shares. Under UK GAAP, where, generally, the ESOP shares are held for the continuing benefit of the sponsoring company's business, they are classified as "own shares" within fixed assets; otherwise they are classified as "own shares" within current assets. Cost is written down to residual amount (the option proceeds) over the employee's service period.

  Holiday Pay. US GAAP requires that provision for employee's future absences (i.e. holiday pay) shall be made on an accrual basis if (i) the employee's right to receive compensation for future absence is due to past service, (ii) the obligation accumulates, (iii) the payment is probable and (iv) the amount can be reasonably estimated. There are no formal rules under UK GAAP and either the accrual or cash method is used in practice.

  Except as set forth in this Offer to Purchase, none of Purchaser, Parent, Logica plc or, to the best knowledge of Purchaser, Parent and Logica plc, any of the persons listed on Annexes I and II, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Purchaser, Parent, Logica plc or, to the best knowledge of Purchaser, Parent, and Logica plc, any of the persons listed on Annexes I and II, has had, since September 30, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase since September 30, 1995, there have been no contacts, negotiations or transactions between Purchaser, Parent, Logica plc, or their subsidiaries or, to the best knowledge of Purchaser, Parent and Logica plc, any of the persons listed on Annexes I and II, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of Purchaser, Parent, Logica plc, or, to the best knowledge of Purchaser, Parent, or Logica plc, any of the persons listed on Annexes I and II, beneficially owns any shares or has effected any transactions in the Shares in the past 60 days.

  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. On May 26, 1998, Thomas Miranda, the Vice President--Customer Contact Solutions of the Communications Division of Parent, Mike Maloney, the

Executive Vice President of the Communications Division of Parent, and Dennis Yablonsky, the President and Chief Executive Officer of the Company, met to discuss a possible working partnership between Logica and the Company that would enhance the ability of both companies to better serve their clients. In the course of such discussions, Logica became more informed about the Company and its management, facilities and technical abilities and became interested in a more formal partnership arrangement with the Company. As a result of the May 26 meeting, Logica believed that exploring a potential business combination with the Company would be attractive to both Logica and the Company.

  On July 1, 1998, Mario Anid, the Corporate Development Director and a member of the Executive Committee of Logica plc, Corey Torrence, the President and Chief Executive Officer of Parent, and Mr. Maloney met with Mr. Yablonsky, John Manzetti, the Executive Vice President and Chief Financial Officer of the Company, and a representative of the Company's financial advisors, to discuss the potential benefits of a business combination between Logica and the Company. During July and August of 1998, similar discussions continued between representatives of Logica and the Company for the purpose of further exploring a possible strategic transaction. These discussions focused primarily on topics relating to business integration, ongoing business strategy and financial matters.

  At a meeting held on August 19, 1998, Messrs. Anid, Torrence, Yablonsky and Manzetti discussed possible structures for a transaction. At that meeting, Logica indicated that it was willing to proceed by means of a cash tender offer for all of the outstanding Shares. Logica also indicated that its preliminary evaluation of an offer price was in the range of $5.50 to $5.75 per Share.

  On August 25, 1998, Mr. Manzetti telephoned Mr. Anid and indicated that a third party had expressed an interest in a potential stock transaction with the Company at a value of $6.00 per Share. Mr. Manzetti informed Mr. Anid of his view that the Company Board would look more favorably on a cash offer of $6.00 per Share than on any potential stock transaction at that price. The Company Board met later on August 25 to discuss the status of the discussions between Logica and the Company. Mr. Manzetti telephoned Mr. Anid after the Board meeting and indicated that the Company Board was interested in continuing discussions with Logica if Logica would consider a $6.00 per Share cash price. Shortly thereafter, Mr. Anid informed the Company that, subject to negotiation of acceptable documentation and the completion of satisfactory due diligence, Logica was prepared to agree to a price of $6.00 per Share.

  On August 27, 1998, Logica and the Company entered into a confidentiality agreement (the "Confidentiality Agreement"), which provides generally that each of the parties and their respective representatives will keep confidential any non-public information furnished to them in connection with the mutual consideration of a potential transaction involving the acquisition of the Company by Parent. In addition, the Confidentiality Agreement prohibited, with certain exceptions, the Company or any of its representatives from participating in negotiations with any party other than Parent with respect to a merger, consolidation, business combination, sale of all or substantially all assets, tender offer or other similar transaction involving the Company, until September 22, 1998 (the "Exclusivity Period"). The Confidentiality Agreement also provided that, with certain exceptions, until the date that is the earlier of six months from the date of the Confidentiality Agreement or the date on which the Company and Parent entered into a definitive agreement concerning a transaction between the companies, neither Parent nor any of its representatives would, among other things, acquire any securities of the Company or seek to effect a tender offer, merger or other business combination transaction involving the Company.

  On September 1, 1998, Logica plc entered into an agreement regarding the engagement of DLJ as exclusive financial advisor to Logica plc in connection with the evaluation of a potential strategic transaction with the Company.

  On September 1, 1998, representatives of Logica, together with its legal and financial advisors, met in Pittsburgh, Pennsylvania to commence a more detailed investigation of the business, operations and facilities of the Company. Thereafter, the Company provided Logica with certain nonpublic information about the Company's business, operations and prospects, including fiscal 1998 and 1999 financial projections prepared by the Company's management. Legal counsel for Logica also commenced preparation of the Merger Agreement and a draft was circulated among the parties. During the remainder of September 1998, the parties, with the assistance of their respective legal counsel and financial advisors, conducted extensive negotiations with respect to the terms of the Merger Agreement, the Tender Agreements and related documentation.

  On September 15, 1998, Mr. Anid met with Messrs. Yablonsky and Manzetti to discuss certain matters relating to the proposed transaction. In these discussions, Mr. Anid indicated that, as a result of Logica's due diligence review and recent adverse market conditions, Logica was reducing its offer price from $6.00 per Share to $5.00 per Share. At the meeting, Messrs. Anid, Yablonsky and Manzetti also discussed the willingness of Messrs. Yablonsky and Manzetti to forego certain severance benefits to which they were contractually entitled in exchange for entering into employment agreements with the Parent following the Merger.

  Following the September 15 meeting, Logica and the Company, with the assistance of their respective legal counsel and financial advisors, continued negotiations of the terms of the Merger Agreement and related documentation. During this period, Logica also negotiated with Messrs. Yablonsky, Manzetti, Bruce Russell, the Senior Vice President of the Company, and Raymond Kalustyan, the Vice President--Business Development of the Company, concerning their willingness to forego certain severance benefits to which they otherwise would be contractually entitled following the execution of the Merger Agreement. In exchange for foregoing such amounts, Logica proposed that these individuals would enter into at will employment agreements (the "Employment Agreements") pursuant to which these individuals would (i) initially maintain their existing salaries, (ii) be entitled to bonus payments if certain performance criteria were achieved, (iii) receive options to acquire ordinary shares of Logica plc and (iv) receive certain severance benefits (which were less than those to which they were entitled under their existing severance agreements) if their employment was terminated during certain periods.

  On September 17, 1998, Mr. Yablonsky telephoned Mr. Anid and indicated that, following numerous discussions with the Company's legal and financial advisors, the Company was willing to agree to a price of $5.00 per Share if the parties could agree on the other unresolved terms of the Merger Agreement and related documentation.

  On September 22, 1998, Logica and the Company entered into an amendment to the Confidentiality Agreement to extend the Exclusivity Period to September 30, 1998.

  On September 25, 1998, the Board of Directors of Logica plc met to discuss, among other things, the terms of the proposed acquisition of the Company. After considering and discussing such terms at length, the Board of Directors of Logica plc approved the Merger and the Offer and the execution of the related documentation, including the Merger Agreement.

  Thereafter, the parties continued negotiating the final terms of the Merger Agreement and related documentation. At a meeting held on September 28, 1998, the Company Board met to consider the status of the negotiations and at a meeting held on September 29, 1998, the Company Board approved the Merger and the Offer and the execution of the related documentation, including the Merger Agreement. On the evening of September 30, 1998, the Merger Agreement was executed by the parties thereto, the Tender Agreements were executed by the Management Stockholders (as hereinafter defined) and the Employment Agreements were executed by Messrs. Yablonsky, Manzetti, Russell and Kalustyan.

  11. PURPOSE OF THE OFFER AND MERGER; THE MERGER AGREEMENT AND THE TENDER AGREEMENTS.

  The Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer and the Merger Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

  The Merger Agreement. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, but in any event not later than five business days following the public announcement of the Offer. The obligation of Parent to cause Purchaser to commence the Offer and to accept for payment any Shares tendered pursuant to the Offer is subject to the satisfaction of certain conditions, which are described in Section 13.

  The Merger. The Merger Agreement provides that, as soon as practicable following fulfillment or waiver of the conditions described below under "Conditions to the Merger," Purchaser will be merged with and into the Company, which will be the surviving corporation in the Merger (the "Surviving Corporation") and each then-outstanding Share not owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent (other than those Shares held in the treasury of the Company and Shares held by holders who perfect any appraisal rights that they may have under the DGCL) will be canceled and retired and be converted into a right to receive the Merger Consideration.

  Vote Required to Approve Merger. Under the DGCL, the Merger requires the approval of the holders of at least a majority of outstanding Shares. If the Minimum Share Condition is satisfied, Purchaser will own a majority of the Shares and, accordingly, will have sufficient voting power to effect the approval of the Merger by holders of Shares without the affirmative vote of any other such holder.

  The Company has agreed in the Merger Agreement to take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Amended and Restated By-Laws to convene a meeting of its stockholders promptly after the purchase of Shares pursuant to the Offer to consider and vote upon the approval of the Merger, if such stockholder approval is required by applicable law. Parent and Purchaser have agreed in the Merger Agreement that, at any such meeting, all of the Shares then beneficially owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent will be voted in favor of the Merger. Under the Merger Agreement, subject to the applicable fiduciary duties of the Company Board, the Company will recommend that the Company's stockholders approve the Merger if such stockholder approval is required.

  Conditions to the Merger. The Merger Agreement provides that the obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) the stockholders of the Company will have duly approved the Merger and adopted the Merger Agreement, if and as required by applicable law; (ii) Purchaser will have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer and such Shares will satisfy the Minimum Share Condition; (iii) all necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger will have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents will have expired or been terminated;
(iv) the consummation of the Merger will not be precluded by any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or any statute, rule, regulation or executive order promulgated or enacted, by any governmental authority which would make the consummation of the Merger illegal or otherwise prevent the consummation of the Merger; and (v) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the "HSR Act") will have expired or been terminated.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned, notwithstanding any prior approval of the Merger Agreement or of the Merger by the stockholders of the Company, (i) by the mutual consent of the Parent or Purchaser and the Company; (ii) by Parent and Purchaser, on the one hand, or the Company, on the other hand, if the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder, provided, however, that the right to terminate the Merger Agreement pursuant to this clause will not be available
(a) to any party if such party materially breaches the Merger Agreement, or
(b) if an order, decree or ruling or any action (which order, decree, ruling or other action the Company, Parent and Purchaser will use their best efforts to lift) by any Governmental Entity (as such term is defined in the Merger Agreement) permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger; (iii) by the Company, (a) if (I) Parent or Purchaser fails to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, or (II) Parent or Purchaser will not have purchased Shares pursuant to the Offer by December 31, 1998, or (III) the Offer will have been terminated without Parent or Purchaser having purchased any Shares in the Offer, (b) in connection with the Company entering into a definitive agreement to effect a Superior Proposal (as such term is hereinafter defined), provided, however, that written notice will have been provided by the Company to Parent not later than 12:00 noon two business days in advance of any date the Company intends to exercise its termination rights and enter into such agreement (which notice will specify proposed terms of such agreement and the identity of the persons making such proposal), and provided further, however, that the Company, prior to any such termination, will have made payment to Parent of all Termination Fee and Parent Expenses (as such terms are hereinafter defined), or (c) if Parent or Purchaser breaches in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to Parent or Purchaser, except, in any case, for breaches which are not reasonably likely to affect adversely Parent's or Purchaser's ability to consummate the Offer or the Merger, provided, however, that no cure period will be applicable under any circumstances to (iii)(a) above; (iv) by Parent and Purchaser, if (a) prior to the commencement of the Offer, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the offer conditions set forth in the Merger Agreement, under circumstances in which such failure could not reasonably be expected to be cured within 15 days after the giving of written notice by Parent or Purchaser, Parent or Purchaser fails to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, (b) prior to the purchase of Shares pursuant to the Offer, the Company breaches any representation, warranty, covenant or other agreement contained in the Merger Agreement which breach (I) cannot be or has not been cured within 15 days after the giving of written notice to the Company, and (II) would give rise to the failure of an offer condition set forth in paragraph (c) or (e) of Annex A of the Merger Agreement; or (c) prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser is entitled to terminate the Offer as a result of (I) an occurrence that would result in a failure to satisfy any of the offer conditions set forth in the Merger Agreement, or (II) in the case of the offer conditions set forth in paragraphs (c) and (e) of Annex A of the Merger Agreement, the failure of any such condition under circumstances in which such failure could not reasonably be expected to be cured within 15 days after the giving of written notice to the Company.

  Other Offers. The Company has agreed in the Merger Agreement that except as explicitly permitted under the Merger Agreement, the Company will not (and will cause each of its subsidiaries not to), directly or indirectly, and will not authorize or permit any of the respective officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as such term is hereinafter defined), or participate in any discussions or negotiations regarding an Acquisition Proposal.

  Notwithstanding anything contained in the Merger Agreement, the Company will not be prohibited by the Merger Agreement from (i) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written Acquisition Proposal that would reasonably likely lead to a Superior Proposal if, and only to the extent that,
(a) the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to take such action could reasonably be expected to be a breach of the Company Board's fiduciary duties under applicable law and (b) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; (iii) making such disclosure to the Company's stockholders, as in the good faith judgment of the Company Board, after consultation with and based upon the advice of independent legal counsel is required by applicable law; or (iv) withdrawing or modifying its recommendations, consents or approvals with respect to the Offer, the Merger Agreement and the Merger, approving or recommending an Acquisition Proposal to its stockholders or causing the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal (except for the Confidentiality Agreement) if there is a Superior Proposal outstanding and the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to take such action could reasonably be expected to be a breach of the Company Board's fiduciary duties under applicable law. The Company has agreed in the Merger Agreement that it will promptly (but in any event within one day) advise Parent orally and in writing of any Acquisition Proposal (including amendments or proposed amendments) or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry. In addition, the Company has agreed that it will promptly (but in any event within one day) keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

  For purposes of the Merger Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any of its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or any of the Company's subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the transactions contemplated by the Offer and the Merger Agreement; provided, however, that the term "Acquisition Proposal" shall not include the Offer, the Merger Agreement and the transactions contemplated thereby.

  For purposes of the Merger Agreement, the term "Superior Proposal" means any bona fide Acquisition Proposal, which is not subject to the receipt of any necessary financing and which the Company Board determines in its good faith judgment, based on the advice from an independent financial advisor, is superior to the Company's stockholders from a financial point of view to the Offer and the Merger.

  Fees and Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such cost or expense. Notwithstanding the foregoing, upon consummation of the Merger, Parent may be reimbursed by the Company for all costs and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger Agreement and the transactions contemplated thereby. If the Merger Agreement is terminated as a result of (i) a willful breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement prior to the purchase of Shares pursuant to the Offer, which breach
(a) cannot be or has not been cured within 15 days after giving written notice to the Company, or (b) would give rise to the failure of an offer condition set forth in paragraph (c) or (e) of Annex A to the Merger Agreement; or (ii) the Company entering into a definitive agreement to effect a Superior Proposal, provided, however, that written notice will have been provided by the Company to Parent no later than 12:00 noon two business days in advance of any date that it intends to exercise its termination rights and enter into such agreement (which notice shall specify proposed terms of such agreement and the identity of the persons making such proposal), and provided further, however that the Company, prior to any such termination, will have made payment to Parent of all Termination Fee and Parent Expenses (as such terms are hereinafter defined), the Company will make a cash payment to Parent of $2,000,000 (the "Termination Fee") plus Parent's out-of-pocket costs and expenses, including without limitation, fees and disbursements of its outside legal counsel, investment bankers, accountants and other consultants retained by or on behalf of Parent together with the other out-of-pocket costs incurred by it in connection with analyzing, structuring, participating in the negotiations of the terms and conditions, arranging financing, conducting due diligence, and other activities related to the Offer and the Merger and the transactions contemplated thereby, including, without limitation, commitment fees paid to potential lenders (collectively, the "Parent Expenses") provided, however, that the aggregate amount of all Parent Expenses to be reimbursed by the Company shall not exceed $1,000,000. Any Termination Fee or Parent Expenses will be payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within two business days after demand by Parent.

  Conduct of the Company's Business Until the Effective Time. The Merger Agreement provides that during the period from the date of the Merger Agreement until the Effective Time, except as otherwise provided in the Merger Agreement, the Company will, and will cause each of its subsidiaries to, conduct their respective businesses in the regular and ordinary course, consistent with past practice, use their best efforts to preserve intact the present business organization of the Company and each of its subsidiaries, to keep available the services of each of their present advisors, managers, officers and employees, and to preserve the goodwill of those having business relationships with the Company or its subsidiaries. The Merger Agreement further provides that, from the date of the Merger Agreement until the Effective Time, except as consented in writing to by Parent, or as expressly provided in the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, (i)(a) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock, or (c) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (c), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of the Merger Agreement; (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Shares upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with their present terms); (iii) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of its subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date of the Merger Agreement which have been disclosed in writing to Parent and Purchaser prior to the date of the Merger Agreement; (iv)(a) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice, or (b) incur any short-term indebtedness for borrowed money, except, in each such case, pursuant to credit facilities in existence on the date of the Merger Agreement which have been disclosed in writing to Parent and Purchaser prior to the date of the Merger Agreement and set forth in the Company disclosure schedules to the Merger Agreement, and as necessary to carry on the Company's business in the usual, regular and ordinary course, consistent with past practice; (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (a) in the ordinary course of business consistent with past practice, or (b) in connection with the Offer, the Merger Agreement and the transactions contemplated thereby; (vi) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent and Purchaser prior to any such change); (vii) except as required by law, (a) enter into, adopt, amend or terminate any Company Benefit Plan (as such term is defined in the Merger Agreement), (b) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of its subsidiaries and one or more of their directors or officers, or (c) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof; (viii) adopt any amendments to the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, except as expressly provided by the terms of this Agreement; (ix) enter into a new agreement or amend any existing agreement which could reasonably be expected to have a Company Material Adverse Effect (as such term is hereinafter defined); (x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (xi) enter into or amend, extend or otherwise alter any collective bargaining agreement; (xii) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises or litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $10,000; (xiii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, except as required under the present terms of any employment agreement or severance agreement in effect on the date of the Merger Agreement; (xiv) enter into any transaction, contract or arrangement with any affiliate, except as required under the present terms of any contract or arrangement with any such affiliate in effect on the date of the Merger Agreement; (xv) enter into any other material agreement outside the ordinary course of business; (xvi) enter into an agreement to take any of the actions stated in clauses (i) through (xv) above; or (xvii) authorize any of, or commit or agree to take any of, or take any corporate action in furtherance of, any of the actions stated in clauses (i) through (xv) above.

  Board Representation. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board as is equal to the product of (i) the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) and (ii) the percentage that the total votes represented by such number of Shares in the election of directors of the Company so purchased bears to the total votes represented by the number of Shares outstanding. In furtherance thereof, the Company will, upon request by Parent, promptly increase the size of the Company Board and/or exercise its best efforts to secure the resignations of such number of its directors as is necessary to enable Parent's designees to be elected to the Company Board and will take all actions to cause Parent's designees to be so elected to the Company Board. At such time, the Company will also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (a) each committee of the Company Board, (b) each board of directors (or similar body) of each of the Company's subsidiaries, and (c) each committee (or similar body) of each such board. The Company will take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 of the Exchange Act in order to fulfill its obligations and will include in the Schedule 14D-9 to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The foregoing provisions are in addition to and do not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. In the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board will have at least three directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors will be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors will designate three persons to fill such vacancies who will not be stockholders, affiliates or associates of Parent or Purchaser and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in the event that Parent's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors will be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (iii) extend the time for performance of Parent's and Purchaser's respective obligations hereunder.

  Options. The Merger Agreement provides that each option (collectively, the "Options") granted under the Company's 1989 Stock Option Plan (the "1989 Plan"), 1995 Stock Option Plan (the "1995 Plan") and

Long-Term Incentive Stock Option Plan (the "Long-Term Plan" and, together with the 1989 Plan and the 1995 Plan, the "Stock Option Plans") which is outstanding (whether or not currently exercisable), as of immediately prior to the Effective Time and which has not been exercised or cancelled prior thereto will at the Effective Time, be cancelled and upon the surrender and cancellation of the option agreement presenting such Option and delivery of an Option Termination (as such term is defined in the Merger Agreement), Parent shall pay to the holder thereof cash in an amount equal to the product of (i) the number of Shares provided for in such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share provided for in such Option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax (the "Option Consideration"). The Company will take all actions necessary to ensure that
(i) all Options, to the extent not exercised prior to the Effective Time, will terminate and be cancelled as of the Effective Time and thereafter be of no further force or effect, (ii) no Options are granted after the date of this Agreement, and (iii) at the Effective Time, the Stock Option Plans and all Options issued thereunder will terminate.

  The Merger Agreement further provides that except as may be otherwise agreed to by Parent or Purchaser and the Company, the Stock Option Plans and the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time and no holder of Options or any participant in any Stock Option Plan or the Purchase Plan or any other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the surviving corporation or any subsidiary thereof. In connection with the foregoing, Parent, Purchaser and the Company agree that participants in the Purchase Plan will not be entitled to purchase any shares under the Purchase Plan for the period beginning October 1, 1998 and ending on the Effective Time, and after the Effective Time, any amounts which have been withheld from participants under the Purchase Plan will be returned without interest to such participants.

  Employee Benefits. The Merger Agreement provides that except as may otherwise be agreed to by the parties to the Merger Agreement, after the closing of the Merger, Parent will cause Purchaser or the Company to honor all obligations under the existing terms of the employment and severance agreements to which the Company or any of its subsidiaries is currently a party. For a period of up to twelve months following the Effective Time as determined by Parent in its sole discretion (the "Transition Period"), employees of the Company will continue to participate in the employee benefit plans of the Company on substantially similar terms to those currently in effect. Following the Transition Period, the Company's employees will be permitted to participate in the employee benefit plans of Parent as in effect on the date thereof on terms substantially similar to those provided to employees of Parent. The Merger Agreement further provides that if any employee of the Company or of any of the Company's subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the surviving corporation of the Merger, such employee will be given credit under such plan for all service prior to the Effective Time with the Company and the Company's subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Company's subsidiaries employed as of the closing date of the Merger become covered by a medical plan of Parent, any of its affiliates or the surviving corporation of the Merger, such medical plan will not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

  Indemnification. The Merger Agreement provides that all rights to indemnification existing in favor of, and all limitations on the personal liability of the directors, officers, employees and agents of the Company and its subsidiaries provided for in the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger will continue in full force and effect for a period of not less than six years from the Effective Time; provided however, that all rights to indemnification in respect of any claims (a "Claim") asserted or made within such period will continue until the disposition of such Claim. The Merger Agreement further provides that at or prior to the Effective Time, Parent will purchase directors' and officers' liability insurance coverage for the Company's directors and officers which will provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company; provided, however, that in any event the total aggregate cost of such policy shall not exceed $250,000 (the "Maximum Amount"); and provided, further, that if such coverage cannot be obtained for such cost, the Company will maintain, for such six-year period, the maximum amount of comparable coverage as will be available for the Maximum Amount on such terms.

  Representations and Warranties. In the Merger Agreement, the Company made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization and qualification, its capitalization, its authority relative to the Merger Agreement, filings made by the Company with the Commission, the absence of certain changes or events, litigation, payment of taxes, maintenance of its books and records, title to properties, intellectual property, environmental matters, labor matters, employee benefit plans, related party matters, Year 2000 compliance, suppliers and customers and insurance.

  Also in the Merger Agreement, Parent made representations and warranties to the Company with respect to, among other things, its organization and qualification, its authority relative to the Merger Agreement, necessary consents and approvals and the availability of funds to consummate the Offer and the Merger.

  The Tender Agreements. Concurrently with the execution of the Merger Agreement, Parent, Purchaser and the executive officers and directors of the Company who beneficially own Shares (collectively referred to as the "Management Stockholders" and each a "Management Stockholder") entered into Tender Agreements (the "Tender Agreements"). The following is a summary of certain provisions of the Tender Agreements.

  Pursuant to the Tender Agreements, the Management Stockholders agreed to, not later than the fifth business day after commencement of the Offer, validly tender (or cause the record owner of such shares to validly tender) pursuant to the Offer and not withdraw an aggregate of 1,200,976 Shares owned by the Management Stockholders (together with any Shares acquired by the Management Stockholders after the date of the Tender Agreements and prior to the termination thereof, whether upon the exercise of Options, or by means of purchase, dividend, distribution or otherwise), representing approximately 18.3% of the total Shares outstanding.

  Each Management Stockholder agreed pursuant to the Tender Agreements that it would during the term of the Tender Agreements, vote the Management Stockholder's Shares owned by it at any meeting of the stockholders of the Company, however called, or in connection with any written consent (i) in favor of the Merger and any actions in furtherance thereof, and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Tender Agreements, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the offer conditions set forth in Annex A to the Merger Agreement or set forth in Article VIII of the Merger Agreement not being fulfilled. Each Management Stockholder covenanted and agreed that, except as contemplated by the Tender Agreements and the Merger Agreement, it shall not
(i) transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Management Stockholder's Shares, Options or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Options or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Options, (iv) deposit such Shares or Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Options, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Tender Agreements or the transactions contemplated by the Tender Agreements or the Merger Agreement.

  The Tender Agreements further provide that in order to induce Parent and Purchaser to enter into the Merger Agreement, each Management Stockholder shall grant to Parent an irrevocable option (a "Stock Option") to purchase such Management Stockholder's Shares (the "Option Shares") at an amount (the "Purchase Price") equal to the Offer Price. If (i) the Offer is terminated, abandoned or withdrawn by Parent or Purchaser (due to the failure of the offer conditions set forth in paragraph (g) or (h) of Annex A to the Merger Agreement), or (ii) the Merger Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) of the Merger Agreement, each Stock Option shall, in any such case, become exercisable, in whole or in part, upon the first to occur of any such event and remain exercisable in whole or in part until the date which is 60 days after the date of the occurrence of such event (the "60 Day Period"), so long as: (i) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise will have expired or been waived, and (ii) there will not be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Stock Options pursuant to this Agreement; provided, however, that if all HSR Act waiting periods have not expired or been waived or there is in effect any such injunction or order, in each case on the expiration of the 60 Day Period, the 60 Day Period will be extended until five (5) business days after the later of (a) the date of expiration or waiver of all HSR Act waiting periods or (b) the date of removal or lifting of such injunction or order. In the event that Parent wishes to exercise a Stock Option, Parent will send a written notice (the "Notice") to the Management Stockholders identifying the place and date (not less than two nor more than five (5) business days from the date of the Notice) for the closing of such purchase.

  Each Management Stockholder agreed, in the capacity as a Management Stockholder or otherwise, that neither such Management Stockholder nor any of its subsidiaries or affiliates shall (and such Management Stockholder shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal or take any other action prohibited by
Section 7.4 of the Merger Agreement. Each Management Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by such Management Stockholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

  Under the Tender Agreements, each Management Stockholder irrevocably granted to and appointed Parent, Corey Torrence and Douglas Webb, or either of them, in their respective capacities as officers of Parent, and any individual who shall succeed to any such office of Parent, and each of them individually, such Management Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Management Stockholder, to vote such Management Stockholder's Shares, or grant a consent or approval in respect of the Shares in favor of any or all of the transactions contemplated by the Merger Agreement and Tender Agreements and against any Acquisition Proposal. Each Management Stockholder waived any rights of appraisal or rights to dissent from the Merger.

  The Tender Agreements contain certain representations and warranties of the parties. Each Management Stockholder severally represented that it is the record and Beneficial Owner (as such term is defined in the Tender Agreements) of the Shares and has sole voting and dispositive powers with respect to the Management Stockholder Shares. In addition, Parent, Purchaser and the Management Stockholders made representations regarding their organization and qualification, authority relative to the Tender Agreements, and absence of conflicts.

  Employment Agreement with Dennis Yablonsky. In connection with the Offer and the Merger, Parent and Dennis Yablonsky have entered into an at will employment agreement (the "Yablonsky Employment Agreement") which is conditioned and becomes effective only upon the consummation of the Merger. Under the Yablonsky Employment Agreement, Mr. Yablonsky agreed to serve as the Executive Vice President of the Carnegie Group division of Parent. The Yablonsky Employment Agreement provides that Mr. Yablonsky will receive, subject to certain conditions, an initial annual salary of $240,000 and Mr. Yablonsky will be eligible for performance bonuses to be determined annually by Parent. In addition to the performance bonuses to be determined annually by Parent, Mr. Yablonsky will be entitled, for the fiscal year ending December 31, 1998, to receive a bonus to which he would otherwise have been entitled under the Company's current bonus plan. Pursuant to the Merger Agreement, Mr. Yablonsky will receive cash in exchange for his Options which have an exercise price less than the Offer Price. See Section 11. With respect to each Option held by Mr. Yablonsky having an exercise price greater than or equal to the Offer Price, Mr. Yablonsky will receive a Logica Option to acquire such number of ordinary shares of Logica plc ("Ordinary Shares") equal to (i) the product of the number of Shares represented by the Option and the exercise price of such Option, divided by (ii) the exchange rate in U.S. Dollars per British Pounds, (iii) such result divided by the market price of an Ordinary Share as of the Effective Time (the "Option Formula"). Under the Yablonsky Employment Agreement, in the event Mr. Yablonsky terminates his employment with Parent with an effective date that is before or after the Anniversary Date (as such term is defined in the Yablonsky Employment Agreement), Mr. Yablonsky will not be entitled to receive any compensation or other payments from Parent. However, in the event Mr. Yablonsky terminates his employment with Parent with an effective date on the date which is the Anniversary Date, Parent will continue to pay Mr. Yablonsky's salary at the rate in effect as of the closing date of the Merger (the "Closing Date") and Mr. Yablonsky's benefits for a period of twelve (12) months from the termination date. The Yablonsky Employment Agreement further provides that in the event Parent terminates Mr. Yablonsky's employment with an effective date that is (i) on or before the Anniversary Date, Parent will continue to pay Mr. Yablonsky's salary at the rate in effect as of the Closing Date until the second anniversary of the Closing Date and Mr. Yablonsky's benefits for a period of twelve (12) months after the termination date, (ii) after the Anniversary Date and before the date which is eighteen (18) months after the Closing Date, Parent will continue to pay Mr. Yablonsky's salary at the rate in effect as of the Closing Date and Mr. Yablonsky's benefits until the second anniversary of the Closing Date, or (iii) after the date which is eighteen
(18) months after the Closing Date, Parent will continue to pay Mr. Yablonsky's salary at the rate in effect as of the Closing Date and Mr. Yablonsky's benefits for a period of six (6) months after the termination date.

  Employment Agreement with John Manzetti. In connection with the Offer and the Merger, Parent and John Manzetti have entered into an at will employment agreement (the "Manzetti Employment Agreement") which is conditioned and becomes effective only upon the consummation of the Merger. Under the Manzetti Employment Agreement, Mr. Manzetti agreed to serve as the Senior Vice President--Finance and Government Operations of the Carnegie Group division of Parent. The Manzetti Employment Agreement provides that Mr. Manzetti will receive, subject to certain conditions, an initial annual salary of $200,004 and Mr. Manzetti will be eligible for performance bonuses to be determined annually by Parent. In addition to the performance bonuses to be determined annually by Parent, Mr. Manzetti will be entitled, for the fiscal year ending December 31, 1998, to receive a bonus to which he would otherwise have been entitled under the Company's current bonus plan. Pursuant to the Merger Agreement, Mr. Manzetti will receive cash in exchange for his Options which have an exercise price less than the Offer Price. See Section 11. With respect to each Option held by Mr. Manzetti having an exercise price greater than or equal to the Offer Price, Mr. Manzetti will be entitled to receive Logica Options determined pursuant to the Option Formula. Under the Manzetti Employment Agreement, in the event Mr. Manzetti terminates his employment with Parent with an effective date that is before or after the Nine-Month Anniversary Date (as such term is defined in the Manzetti Employment Agreement), Mr. Manzetti will not be entitled to receive any compensation or other payments from Parent. However, in the event Mr. Manzetti terminates his employment with Parent with an effective date on the date which is the Nine-Month Anniversary Date, Parent will continue to pay Mr. Manzetti's salary at the rate in effect as of the Closing Date and Mr. Manzetti's benefits for a period of nine (9) months from the termination date. The Manzetti Employment Agreement further provides that in the event Parent terminates Mr. Manzetti's employment with an effective date that is (i) on or before the Nine-Month Anniversary Date, Parent will continue to pay Mr. Manzetti's salary at the rate in effect as of the Closing Date until the date that is eighteen (18) months after the Closing Date and Mr. Manzetti's benefits for a period of nine
(9) months after the termination date, or (ii) after the Nine-Month Anniversary Date, Parent will continue to pay Mr. Manzetti's salary at the rate in effect as of the Closing Date and Mr. Manzetti's benefits for a period of six (6) months after the termination date.

  Employment Agreement with Bruce Russell. In connection with the Offer and the Merger, Parent and Bruce Russell have entered into an at will employment agreement (the "Russell Employment Agreement") which is conditioned and becomes effective only upon the consummation of the Merger. Under the Russell Employment Agreement, Mr. Russell agreed to serve as the Senior Vice President--Engineering of the Carnegie Group division of Parent. The Russell Employment Agreement provides that Mr. Russell will receive, subject to certain conditions, an initial annual salary of $200,004 and Mr. Russell will be eligible for performance bonuses to be determined annually by Parent. In addition to the performance bonuses to be determined annually by Parent, Mr. Russell will be entitled, for the fiscal year ending December 31, 1998, to receive a bonus to which he would otherwise have been entitled under the Company's current bonus plan. Pursuant to the Merger Agreement, Mr. Russell will receive cash in exchange for his Options which have an exercise price less than the Offer Price. See Section 11. With respect to each Option held by Mr. Russell having an exercise price greater than or equal to the Offer Price, Mr. Russell will be entitled to receive Logica Options determined pursuant to the Option Formula. Under the Russell Employment Agreement, in the event Mr. Russell terminates his employment with Parent with an effective date that is before or after the Nine-Month Anniversary Date (as such term is defined in the Russell Employment Agreement), Mr. Russell will not be entitled to receive any compensation or other payments from Parent. However, in the event Mr. Russell terminates his employment with Parent with an effective date on the date which is the Nine-Month Anniversary Date, Parent will continue to pay Mr. Russell's salary at the rate in effect as of the Closing Date and Mr. Russell's benefits for a period of nine (9) months from the termination date. The Russell Employment Agreement further provides that in the event Parent terminates Mr. Russell's employment with an effective date that is (i) on or before the Nine-Month Anniversary Date, Parent will continue to pay Mr. Russell's salary at the rate in effect as of the Closing Date until the date that is eighteen (18) months after the Closing Date and Mr. Russell's benefits for a period of nine (9) months after the termination date, or (ii) after the Nine-Month Anniversary Date, Parent will continue to pay Mr. Russell's salary at the rate in effect as of the Closing Date and Mr. Russell's benefits for a period of six (6) months after the termination date.

  Employment Agreement with Raymond Kalustyan. In connection with the Offer and the Merger, Parent and Raymond Kalustyan have entered into an at will employment agreement (the "Kalustyan Employment Agreement") which is conditioned and becomes effective only upon the consummation of the Merger. Under the Kalustyan Employment Agreement, Mr. Kalustyan agreed to serve as the Vice President of the Carnegie Group division of Parent. The Kalustyan Employment Agreement provides that Mr. Kalustyan will receive, subject to certain conditions, an initial annual salary of $150,000 and Mr. Kalustyan will be eligible for performance bonuses to be determined annually by Parent. In addition to the performance bonuses to be determined annually by Parent, Mr. Kalustyan will be entitled to receive, (i) for the fiscal year ending December 31, 1998, a bonus to which he would otherwise have been entitled under the Company's current bonus plan, and (ii) at the Effective Time, a one-time bonus of $50,000 payable in one lump sum. Pursuant to the Merger Agreement, Mr. Kalustyan will receive cash in exchange for his Options which have an exercise price less than the Offer Price. See Section 11. Under the Kalustyan Employment Agreement, in the event Mr. Kalustyan terminates his employment with Parent with an effective date that is before or after the Seventh-Month Anniversary Date (as such term is defined in the Kalustyan Employment Agreement), Mr. Kalustyan will not be entitled to receive any compensation or other payments from Parent. However, in the event Mr. Kalustyan terminates his employment with Parent with an effective date on the date which is the Seventh-Month Anniversary Date, Parent will continue to pay Mr. Kalustyan's salary at the rate in effect as of the Closing Date and Mr. Kalustyan's benefits for a period of six (6) months from the termination date. The Kalustyan Employment Agreement further provides that in the event Parent terminates Mr. Kalustyan's employment with an effective date that is (i) on or before the Seventh-Month Anniversary Date, Parent will continue to pay Mr. Kalustyan's salary at the rate in effect as of the Closing Date until the date that is thirteen (13) months after the Closing Date and Mr. Kalustyan's benefits for a period of six (6) months after the termination date, or (ii) after the Seventh-Month Anniversary Date, Parent will continue to pay Mr. Kalustyan's salary at the rate in effect as of the Closing Date and Mr. Kalustyan's benefits for a period of six (6) months after the termination date.

  Each of the Merger Agreement, the Tender Agreements, the Yablonsky Employment Agreement, the Manzetti Employment Agreement, the Russell Employment Agreement and the Kalustyan Employment

Agreement contains other terms and conditions. The foregoing description of certain terms and provisions of such agreements is qualified in its entirety by reference to the text of such agreements, which are filed as exhibits to the Schedule 14D-1, which may be examined at, and copies thereof may be obtained from, the offices of the Commission in the manner set forth in
Section 8 (except that copies are not available at the regional offices of the Commission), and are available via EDGAR at the Commission's website.

  Miscellaneous. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under Delaware law to demand appraisal of, and seek the payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are strictly complied with, could lead to a judicial determination of the fair value (which, under Delaware law, excludes any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. The value so determined could be more or less than the purchase price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of Delaware law. A more complete description of appraisal rights under Delaware law will be sent to stockholders of the Company if the merger is or is to be consummated.

  The Merger will have to comply with any federal law applicable at the time. In the event that the Merger is consummated more than one year after termination of the Offer and Purchaser has become an affiliate of the Company as a result of the Offer, or the Merger provides for the payment of consideration less than that paid pursuant to the Offer, and in certain other circumstances, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority stockholders be filed with the Commission and distributed to minority stockholders prior to the consummation of such transaction. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger.

  Upon the completion of the Offer, Logica intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management, and personnel and consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which then exist and reserves the right to effect such actions or changes. Such changes could include changes in the Company's business, corporate structure, Certificate of Incorporation, By-Laws, capitalization, Company Board, management or dividend policy, although Logica has no current plans with respect to any of such matters, except as disclosed in this Offer to Purchase. Upon consummation of the Offer, Logica intends to elect its representatives to the Company Board as provided for in the Merger Agreement.

  Except as noted in this Offer to Purchase, Logica has no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  Whether or not Purchaser purchases Shares pursuant to the Offer, subject to the terms of the Merger Agreement, Logica expressly reserves the right to acquire, following consummation or termination of the Offer, and may thereafter acquire, subject to the availability of Shares at favorable prices and the availability of financing, additional Shares through open market purchases, privately negotiated transactions, another tender offer or otherwise. Any such purchases of additional Shares might be on terms which are the same as, or more or less favorable than, those of this Offer. In any event, Logica is under no obligation to effect any such purchases. Logica also reserves the right to dispose of any or all Shares acquired by it.

  12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Logica to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $38 million (the "Total Funds Amount"). Purchaser plans to obtain all funds needed for the Offer and the Merger and to pay related fees and expenses through capital contributions and advances that will be made by Logica plc and Parent. Logica plc plans to obtain funds for such capital contributions and advances from cash accounts and available lines of credit or credit facilities to be established by Logica plc prior to the acceptance of and payment for Shares in the Offer. Logica plc has not conditioned the Offer on obtaining financing and Logica plc has available in its cash accounts and under existing lines of credit amounts in excess of the Total Funds Amount.

  Logica anticipates that any indebtedness incurred to fund the Offer and the Merger will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Logica and its affiliates, bank refinancing, and the public or private sale of debt securities. Decisions concerning the method of repayment will be made based on Logica's review from time to time of the feasibility of particular actions and on prevailing interest rates and market conditions.

  13. CERTAIN CONDITIONS OF THE OFFER. The Merger Agreement provides that Purchaser shall not be required to accept for payment, or to purchase or to pay for, any tendered Shares, and Purchaser may terminate or amend the Offer and may postpone the purchase of, and payment for, the Shares if: (i) there shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer, at least that number of Shares that, when taken as a whole with all the other Shares owned or acquired by Purchaser (whether pursuant to the Offer or otherwise), constitutes at least the Minimum Share Condition; (ii) prior to the time of payment for any such Shares, any waiting period (and any extension thereof) applicable to the Offer under the HSR Act, shall not have expired or otherwise been terminated; or (iii) at any time on or after the date of the Merger Agreement and prior to the time of payment for any such Shares, any of the following events shall have occurred:

  (a) there shall be in effect a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or a statute, rule, regulation or executive order shall have been promulgated or enacted by a governmental authority (or, in the case of an action or proceeding before or by any governmental, regulatory or administrative agency or commission or governmental authority, any of the foregoing shall be threatened or pending) which (1) restrains or prohibits the making of the Offer or the consummation of the Offer, (2) prohibits or restricts the ownership or operation by Purchaser (or any of its subsidiaries) of any portion of the Company's or Company subsidiaries' business, properties or assets which is material to the Company as a whole, (3) imposes any material limitation on the ability of Purchaser or Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters presented to the shareholders of the Company, (4) imposes any limitations on the ability of Parent or any of its subsidiaries to control in any material respect the business, properties and operations of the Company, or (5) which otherwise results in a Company Material Adverse Effect. A "Company Material Adverse Effect" shall mean a material adverse effect on the current business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any actions, omissions, changes, events or effects that
(1) are primarily related to a general drop in stock prices in the United States or the United Kingdom that are primarily due to political or economic turmoil, or (2) are primarily related to or result from the announcement or pendency of the Offer and/or the Merger, including disruptions to the Company's business or the business of its subsidiaries, and their respective employees, customers and suppliers; provided, however, that fully diluted earnings per share (calculated in accordance with US GAAP consistently applied) of the Company for the fiscal quarter ended September 30, 1998 of $0.00 or more shall not be deemed to have a Company Material Adverse Effect;

  (b) any of the representations and warranties of the Company contained in the Merger Agreement (1) specifically concerning the Customer Contracts (as such term is defined in the Merger Agreement), or (2) that are qualified as to Company Material Adverse Effect shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of the Merger Agreement), or any of the representations and warranties of the Company set forth in the Merger

Agreement that are not so qualified shall not have been, or cease to be, true and correct (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of the Merger Agreement) under circumstances in which such failure to be true and correct results in a Company Material Adverse Effect;

  (c) there shall have occurred (1) any general suspension of, or limitation on prices for, or trading in, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market which shall continue for more than 24 hours, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the United Kingdom which has a material adverse effect on Logica plc's ability to borrow sufficient funds under its bank facilities to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of the Merger Agreement, or (4) any limitation (whether or not mandatory) by any United States or United Kingdom governmental authority or agency on the extension of credit by banks or other financial institutions, which has a material adverse effect on Logica plc's ability to borrow sufficient funds under its bank facilities to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of the Merger Agreement;

  (d) a tender or exchange offer for some portion of or all the Shares shall have been publicly proposed to be made or shall have been made by another person with respect to the Shares;

  (e) the Merger Agreement shall have been terminated in accordance with its terms;

  (f) since the date of the Merger Agreement, there has occurred any change that, when taken together with all other such changes, has a Company Material Adverse Effect;

  (g) the Company shall not have performed all obligations required to be performed by it under the Merger Agreement, including, without limitation, the covenants contained in Article 2, 6 or 7 thereof, except where any failure to perform (1) would, individually or in the aggregate, not materially impair or significantly delay the ability of Purchaser to consummate the Offer; (2) has been caused by or results from a material breach of the Merger Agreement by Parent or Purchaser; or (3) does not have a Company Material Adverse Effect (provided, however, that the foregoing exceptions shall not apply to the covenants contained in Article 2 of the Merger Agreement);

  (h) Parent shall have learned that any person, entity or "group" (within the meaning of Section 13(d) of the Exchange Act) shall have acquired beneficial ownership of more than 5% of the Shares, through the acquisition of Shares, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire ownership of more than 5% of the Shares; provided, however, that the acquisition of beneficial ownership of more than 5% of the Shares but less than 15% of the Shares by any such person, entity or "group" as contemplated by the foregoing shall not be deemed a failure of this condition provided that such Shares were acquired and are held by such person, entity or "group" solely as a passive investment and not (1) with a purpose or effect of changing or influencing control of the Company, or (2) in connection with or as a participant in any transaction having that purpose or effect, in each case other than the Offer;

  (i) any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by the Company or any of its subsidiaries or affiliates in connection with the execution, delivery and performance of this Agreement shall not have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a Company Material Adverse Effect;

  (j) any principal stockholder who has executed a Tender Agreement shall have failed to tender his or her Shares or the option set forth in Paragraph 3 of any of the Tender Agreements shall not be in full force and effect in accordance with the terms thereof, or any United States federal or state court of competent jurisdiction shall have issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the enforcement of any of the terms of any Tender Agreement; or

  (k) the Company is unable to obtain waivers (on terms reasonably satisfactory to Parent and Purchaser) with respect to any default, termination, acceleration of payment or performance or modification clause contained in any contract, agreement, commitment, or lease, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or their respective properties or assets is bound, except where the failure to have so obtained such waiver or waivers does not have a Company Material Adverse Effect.

  Pursuant to the Merger Agreement, the foregoing conditions (i) may be asserted by Purchaser or Parent regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates other than a material breach of the Merger Agreement), and (ii) are for the sole benefit of Purchaser, Parent and their respective affiliates. The foregoing conditions may be waived by Parent in whole or in part at any time and from time to time in the sole discretion of Parent. The conditions may be considered to be material to the Offer. The failure by Purchaser or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  See Section 11 for a description of certain representations, warranties, covenants and agreements of the Company under the Merger Agreement, the breach or failure to satisfy of which may constitute a failure to satisfy certain of the conditions to the Offer.

  14. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of Options outstanding on the date of the Merger Agreement), or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights described under Sections 1 and 13, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer and the Merger, including, without limitation, the amount and type of securities offered to be purchased.

  15. CERTAIN LEGAL MATTERS.

  General. Except as described below, based upon discussions between Purchaser and the Company and the examination by Purchaser of available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and the Company's subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or any other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. Although Purchaser does not presently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the receipt of any such approval or the outcome of any such actions, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse actions are taken with respect to the matters discussed below, Purchaser could decline to accept for payment any Shares tendered. Purchaser's obligation under the Offer to accept the Shares for payment is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 13.

  Antitrust. The Offer and Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Each of Logica and the Company intends to file a Notification and Report Form under the HSR Act with respect to the Offer on or about October 8, 1998.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Logica and the Company. Accordingly, assuming the filing is in substantial compliance with the HSR Act, the waiting period will expire at 11:59 p.m., New York City time, on October 23, 1998 (assuming an October 8, 1998 filing date), unless earlier terminated by the FTC and the Antitrust Division. However, if either the FTC or the Antitrust Division requests additional information or documents from Logica or the Company within such initial waiting period, the initial waiting period would be extended for an additional ten days from the date of substantial compliance by Logica or the Company, as the case may be with such request. Thereafter, the waiting period may be extended only by a court order or with the consent of Logica or the Company, as the case may be. Each of the parties has requested that the FTC and the Antitrust Division grant early termination of the applicable waiting period, but there can be no assurance that such request will be granted.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser's acceptance for payment of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties and state attorney generals may also bring legal action under the antitrust laws under certain circumstances. Based upon the Purchaser's discussions with the Company and its examination of publicly available information with respect to the Company, Purchaser believes that the acquisition by Purchaser of the Shares will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly elected that Section 203 of the DGCL be inapplicable to the offer, the Merger and the transactions contemplated in the Merger Agreement. At a meeting on September 29, 1998, the Company Board approved the Merger Agreement, the Merger, the Offer and the Purchaser's purchase of Shares pursuant to the Offer. Accordingly, the provisions of Section 203 of the DGCL have been satisfied with respect to the offer and the Merger and such provisions will not delay the consummation of the Merger.

  A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, however, the Supreme Court of the United States held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "control shares" (i.e., shares representing ownership in excess of certain voting power thresholds) of a corporation incorporated in such state and meeting certain other judicial requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Purchaser does not believe that any of the takeover laws adopted by any other states in which the Company conducts business applies by its terms to the Offer or the Merger Agreement, and Purchaser has not taken steps to comply with any such takeover law. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer, the Merger or the Merger Agreement and an appropriate court does not determine that such law is inapplicable or invalid as applied to the Offer, the Merger or the Merger Agreement, Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser may be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

  16. FEES AND EXPENSES. DLJ is acting as financial advisor to Logica plc, Parent and Purchaser in connection with the Merger Agreement and is also acting as Dealer Manager in connection with the Offer. In connection with the transaction, Parent has agreed to pay DLJ a financial advisory fee of $800,000, $200,000 of which is payable upon the commencement of the Offer and the remainder is payable upon consummation of the Merger. Parent has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and to indemnify DLJ against certain liabilities and expenses in connection with its services as Dealer Manager and financial advisor, including certain liabilities under the federal securities laws.

  Parent has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile, telephone, telex, telegraph or in person and may request brokers, dealers or other nominee holders to forward the Offer materials to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for such services, plus reimbursement for certain out-of-pocket expenses. Parent has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. MISCELLANEOUS. The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT, LOGICA PLC OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 promulgated under the Exchange Act, Purchaser, Parent and Logica plc have filed with the Commission the Schedule 14D-1 (including exhibits), furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          LOGICA PLC
                                          LOGICA INC.
                                          LOGICA ACQUISITION CORP.

October 7, 1998

                                                                        ANNEX I

           DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

  The following tables set forth the name, age, current business address and present principal occupation and citizenship or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser and Parent. The current business address of each such person is 32 Hartwell Avenue, Lexington, Massachusetts 02421, except the current business address for each of Mr. Given and Dr. Read is Stephenson House, 75 Hampstead Road, London NW1 2PL, United Kingdom. Each such person is a citizen of the United States except for Messrs. Webb and Given, Dr. Read and Ms. Horsfall who are citizens of the United Kingdom.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

NAME                                             AGE   POSITION WITH PURCHASER
----                                             ---   -----------------------
Corey Torrence..................................  40 President and Director
Douglas Webb....................................  37 Vice President and Director

  COREY TORRENCE. Mr. Torrence became the President and a Director of Logica Acquisition Corp. in connection with its formation in September 1998. Mr. Torrence joined Logica Inc. as President, Chief Executive Officer and a Director in October 1997 and has been an Executive Committee Member of Logica plc since October 1997. He was previously employed by AT&T Solutions, where he was Managing Partner of the company's Supply Chain Management Consulting Practice from 1995 until 1997. Mr. Torrence served as Vice President and General Manager for the U.S. Atlantic Region of SHL Systemhouse Inc. from 1993 until 1995.

  DOUGLAS WEBB. Mr. Webb became the Vice President and a Director of Logica Acquisition Corp. in connection with its formation in September 1998. Mr. Webb has held the position of Chief Financial Officer of Logica Inc. since 1997 and has also served as a Director of Logica Inc. since January 1996. From April 1997 to December 1997, Mr. Webb served as the Executive Vice President of the Communications Division of Logica Inc. From 1996 to 1997, he held the position of Chief Operating Officer of Logica Inc. From 1995 to 1996, he held the position of Chief Financial Officer of Logica Inc. He was also Group Financial Controller of Logica plc from 1994 to 1995. He was previously employed by Price Waterhouse, where he was employed as a Senior Manager from 1990 to 1994.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

NAME                     AGE                 POSITION WITH PARENT
----                     ---                 --------------------
Corey Torrence..........  40 President, Chief Executive Officer and Director
Douglas Webb............  37 Chief Financial Officer and Director
Karen Roche.............  47 Executive Vice President--Financial Services Division
Mike Maloney............  42 Executive Vice President--Communications Division
Pauline Horsfall........  39 Vice President--Human Resources
Jim Cypert..............  62 Vice President--Asset and Resource Management and
                             Acting Vice President--Energy and Utilities Division
Dr. Martin Read.........  48 Director
Andrew Given............  50 Director

  COREY TORRENCE. Mr. Torrence joined Logica Inc. as President, Chief Executive Officer and a Director in October 1997 and has been an Executive Committee Member of Logica plc since October 1997. He was previously employed by AT&T Solutions, where he was Managing Partner of the company's Supply Chain Management Consulting Practice from 1995 until 1997. Mr. Torrence served as Vice President and General Manager for the U.S. Atlantic Region of SHL Systemhouse Inc. from 1993 until 1995.

  DOUGLAS WEBB. Mr. Webb has held the position of Chief Financial Officer of Logica Inc. since 1997 and has also served as a Director of Logica Inc. since January 1996. From April 1997 to December 1997, Mr. Webb served as the Executive Vice President of the Communications Division of Logica Inc. From 1996 to 1997, he held the position of Chief Operating Officer of Logica Inc. From 1995 to 1996, he held the position of Chief Financial Officer of Logica Inc. He was also Group Financial Controller of Logica plc from 1994 to 1995. He was previously employed by Price Waterhouse, where he was employed as a Senior Manager from 1990 to 1994.

  KAREN ROCHE. Ms. Roche was appointed Executive Vice President--Financial Services Division of Logica Inc. in 1997. She was previously employed as Vice President--Financial Products Group of Logica Inc. from 1996 to 1997 and Vice President--Wholesale Banking Division of Logica Inc. from 1993 to 1995.

  MIKE MALONEY. Mr. Maloney joined Logica Inc. as Executive Vice President-- Communications Division in 1997. He was previously employed by Ameritech, where he served in various capacities from 1995 to 1997, including: General Manager--Managed Services, Acting Vice President--Alliance Business Sales, and General Manager--Alliance Business Planning. Mr. Maloney served as Managing Director--Networked Systems Management Business Development for SHL Systemhouse from 1993 to 1995.

  PAULINE HORSFALL. Ms. Horsfall joined Logica Inc. as Vice President--Human Resources in 1997. She was previously employed by Logica plc, where she was Management Development and Training Manager from 1995 to 1997. Ms. Horsfall served as Director of Human Resources, Sensors Group for Thorn EMI Electronics from 1993 to 1995.

  JIM CYPERT. Mr. Cypert has served as Vice President--Asset and Resource Management and Acting Vice President--Energy and Utilities Division of Logica Inc. since 1998. At Logica Inc., Mr. Cypert was also employed as Vice President--Marketing for the Energy and Utilities Division from 1996 to 1998. From 1993 to 1996, Mr. Cypert was Vice President of Integration Services for the Synercom Division at Logica Inc.

  DR. MARTIN READ. Dr. Read has been a Director of Logica Inc. since October 1993. Since 1993, he has also been Managing Director and the Chief Executive of Logica plc. From 1990 to 1993, Dr. Read served as Managing Director of GEC Marconi Radar and Control Systems Limited and associated companies.

  ANDREW GIVEN. Mr. Given has been a Director of Logica Inc. since April 1994. Mr. Given has also been on the board of Logica plc as Group Finance Director since April 1990 and has served as Company Secretary for Logica plc since June 1993.

                                                                       ANNEX II

                DIRECTORS AND EXECUTIVE OFFICERS OF LOGICA PLC

  The following table sets forth the name, age, current business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive of Logica plc. The current business address of each such person is Stephenson House, 75 Hampstead Road, London NW1 2PL, United Kingdom, except the current business address for each of Messrs. Craig and De Meyere is Wijnhaven 69, 3011 WJ Rotterdam, The Netherlands, and for Mr. Torrence is
32 Hartwell Avenue, Lexington, Massachusetts 02421. Each such person is a citizen of the United Kingdom, except Mr. De Meyere, who is a citizen of the Kingdom of Belgium, Mr. Mamsch, who is a citizen of Germany, Mr. Torrence, who is a citizen of the United States of America and Mr. Vinken, who is a citizen of The Netherlands.

NAME                     AGE                              POSITION
----                     ---                              --------
Sir Frank Barlow........  68 Non-Executive Chairman, Board Member, Executive Committee
                             Member and Non-Executive Director
Dr. Martin Read.........  48 Managing Director and Chief Executive, Board Member and
                             Executive Committee Member
Mario Anid..............  40 Executive Committee Member and Corporate Development Director
Duncan Craig............  49 Board Member, Executive Committee Member and Regional Director for
                             Continental European Operations
Wilfried De Meyere......  45 Executive Committee Member and Regional Director
                             for Continental European Operations
Elizabeth Filkin........  57 Non-Executive Director
Andrew Given............  50 Board Member, Executive Committee Member, Group Finance
                             Director and Company Secretary
Royston Hoggarth........  36 Executive Committee Member and Director of International
                             Lines of Business
Laurence Julien.........  52 Executive Committee Member and Supervisory Managing Director
                             of Logica UK Limited
Jim McKenna.............  43 Board Member, Executive Committee Member, Group Personnel
                             Director and Regional Director for Asia Pacific Region
Helmut Mamsch...........  53 Non-Executive Director
Sam Sassoon.............  53 Executive Committee Member and Supervisory
                             Managing Director of Logica UK Limited
Corey Torrence..........  40 Executive Committee Member and President and Chief Executive
                             Officer of Logica Inc.
Pierre Vinken...........  70 Non-Executive Director
Richard Wakeling........  51 Non-Executive Director

  SIR FRANK BARLOW. Sir Frank joined the board as a Non-Executive Director in January 1995 and became Chairman in November 1995. Among the many companies of which Sir Frank serves as Director, he has served as a Director of the Economist Newspaper Ltd since 1984 and served as Managing Director of Pearson plc from 1986 until his retirement at the end of 1996. Sir Frank was knighted in the Queen's New Year's Honours List 1998 for services to the newspaper industry.

  DR. MARTIN READ. Dr. Read joined the board as Managing Director and Chief Executive in July 1993. He has also served as a Director of Logica Inc. since October 1993. From 1990 to 1993, Dr. Read served as Managing Director of GEC Marconi Radar and Control Systems Limited and associated companies.

  MARIO ANID. Mr. Anid joined the Executive Committee in 1995 as Corporate Development Director. He was previously Corporate Development Director at Sema Group plc from 1993 until 1995.

  DUNCAN CRAIG. Mr. Craig joined the board in 1991 and is Regional Director for Continental European Operations. He joined Logica plc in 1971 and has been based in The Netherlands since 1974.

  WILFRIED DE MEYERE. Mr. De Meyere joined the Executive Committee in July 1998 as Regional Director for Continental European Operations. From 1994 to 1998, he was Managing Director of Logica BV. From 1992 to 1996, Mr. De Meyere was the Chief Executive of Logica SA/NV.

  ELIZABETH FILKIN. Ms. Filkin joined the board as a Non-Executive Director in January 1995. Ms. Filkin has also been the Adjudicator for the Inland Revenue, Customs and Excise, Contributions Agency and Contributions Unit Northern Ireland since June 1993. She has also served as a Non-Executive Director at the Britannia Building Society since 1992.

  ANDREW GIVEN. Mr. Given joined the board as Group Finance Director in April 1990 and has served as the Company Secretary since June 1993. Mr. Given has also served as a Director of Logica Inc. since April 1994.

  ROYSTON HOGGARTH. Mr. Hoggarth joined the Executive Committee in December 1997, as Director of International Lines of Business, responsible for Finance, Telecoms and Energy and Utilities. From 1993 to 1997, Mr. Hoggarth served as General Manager at IBM, where he was responsible for the group's retail brands worldwide.

  LAURENCE JULIEN. Mr. Julien joined the Executive Committee in 1996 as Supervisory Managing Director of Logica UK Limited. He joined Logica in 1980 and has held line management positions since 1984.

  JIM MCKENNA. Mr. McKenna joined the Executive Committee in 1993 as Group Personnel Director and was appointed to the board in February 1998. Since 1996 he has also been the Regional Director for the Asia Pacific Region. From 1985 to 1993 Mr. McKenna served as Personnel Director of GEC Marconi Radar and Control Systems Limited and associated companies.

  HELMUT MAMSCH. Mr. Mamsch joined the board as a Non-Executive Director in September 1997. He has also served as Director of VEBA AG since January 1998 and a Director of MEMEC Inc. (USA) since May 1998. From 1989 until 1996, Mr. Mamsch served as Director of Raab Karcher U.K., Ltd.

  SAM SASSOON. Mr. Sassoon joined the Executive Committee in November 1996 as a Supervisory Managing Director of Logica UK Limited. From January 1993 until June 1996, Mr. Sassoon served as Vice President and General Manager of the European outsourcing group of Unisys.

  COREY TORRENCE. Mr. Torrence joined the Executive Committee in October 1997 as President and Chief Executive of Logica Inc. He has also served as a Director of Logica Inc. since October 1997. From 1995 until 1997, Mr. Torrence served as Managing Partner of the Supply Chain Management Consulting Practice for AT&T Solutions. From 1993 until 1995, Mr. Torrence served as Vice President and General Manager for the U.S. Atlantic Region of SHL Systemhouse Inc.

  PIERRE VINKEN. Mr. Vinken joined the board in April 1990 and is a Non-Executive Director, having previously served on the board of directors for Logica BV since 1985. He was formerly chairman of Reed Elsevier plc until his retirement in 1995. He was also a director of Pearson plc and The Economist Group.

  RICHARD WAKELING. Mr. Wakeling joined the board as a Non-Executive Director in January 1995. He is a Non-Executive Director of Staveley Industries, Oxford Instruments, and Henderson Geared Income & Growth Trust. He is also Chairman of Henderson Technology Trust.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates evidencing Shares and any other required document should be sent or delivered by each holder of Shares or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        By Mail:              By Overnight Delivery:           By Hand:
      P.O. Box 3301             85 Challenger Road           120 Broadway
South Hackensack, New Jersey      Mail Drop-Reorg             13th Floor
07606                          Ridgefield Park, New       New York, New York
                                   Jersey 07660                  10271
                                    Attention:
                                  Reorganization
                                    Department

                            Facsimile Transmission:
                                (201) 329-8936
                       (For Eligible Institutions Only)

                             CONFIRM BY TELEPHONE:
                                (201) 296-4860
                               ----------------

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                                CALL TOLL FREE:
                                (800) 714-3312

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                                277 Park Avenue
                           New York, New York 10172
                         Call Collect: (212) 892-7995